Item  26(h)(xvii)(a)
SHAREHOLDER INFORMATION AGREEMENT
(Under Rule 22c-2(a)(2) of the Investment Company Act of 1940)
This Shareholder Information Agreement (“Agreement”) is effective as of the 27th day of November, 2007, by and between the DFA Investment Dimensions Group Inc (the “Fund”), and Western Reserve Assurance Co. of Ohio (“Intermediary”).
As used in this Agreement, the following terms shall have the following meanings, unless a different meaning is clearly required by the contexts:
The term “Intermediary” shall mean an insurance company separate account that is not determined to be an indirect intermediary as such term is defined in SEC Rule 22c-2.
The term “Fund” shall mean an open-end management investment company that is registered or required to register under Section 8 of the Investment Company Act of 1940, as amended (“1940 Act”) and includes the Fund’s principal underwriter and transfer agent. The term does not include any “excepted funds” as defined in SEC Rule 22c-2(b) under the 1940 Act.1
The term “Shares” means the interests of Shareholders corresponding to the redeemable securities of record issued by the Fund under the 1940 Act that are held by the Intermediary.
The term “Shareholder” means the holder of interests in a variable annuity or variable life insurance contract issued by the Intermediary (“Contract”), or a participant in an employee benefit plan with a beneficial interest in a Contract.
The term “Shareholder-Initiated Transfer Purchase” means a transaction that is initiated or directed by a Shareholder that results in a transfer of assets within a Contract to the Fund, but does not include transactions that are executed: (i) automatically pursuant to a contractual or systematic program or enrollment, such as transfer of assets within a Contract to the Fund as a result of “dollar cost averaging” programs, insurance company approved asset allocation programs, managed account programs, or automatic rebalancing programs; (ii) pursuant to a Contract death benefit; (iii) one-time step-up in Contract value pursuant to a Contract death benefit; (iv) allocation of assets to the Fund through a Contract as a result of payments such as loan repayments, scheduled contributions, retirement plan salary reduction contributions, or planned premium payments to the Contract; or (v) pre-arranged transfers at the conclusion of a required free look period required by state law.
The term “Shareholder-Initiated Transfer Redemption” means a transaction that is initiated or directed by a Shareholder that results in a transfer of assets within a Contract out of the Fund, but does not include transactions that are executed: (i) automatically pursuant to a contractual or systematic program or enrollments such as transfers of assets within a Contract out of the Fund as a result of annuity payouts, loans, systematic withdrawal programs, insurance company approved asset allocation programs, managed account programs and automatic rebalancing programs; (ii) as a

[1]	As defined in SEC Rule 22c-2(b), term “excepted fund” means any: (1) money market fund; (2) fund that issues securities that are listed on a national exchange; and (3) fund that affirmatively permits short-term trading of its securities, if its prospectus clearly and prominently discloses that the fund permits short-term trading of its securities and that such trading may result in additional costs for the fund.

result of any deduction of charges or fees under a Contract; (iii) within a Contract out of the Fund as a result of scheduled withdrawals or surrenders from a Contract; (iv) as a result of payment of a death benefit from a Contract; (v) as part of a Contract discontinuance or termination of the employee benefit plan; or (vi) as normal participant withdrawals from employee benefit plans made on account of termination, loans, hardship, etc.
NOW, THEREFORE, the Fund and the Intermediary hereby agree as follows:
Shareholder Information
1.	Agreement to Provide Information. Intermediary agrees to provide the Fund or its designee, upon written request, the taxpayer identification number (“TIN”), the Individual/International Taxpayer Identification Number (“ITIN”),2* or other government-issued identifier (“GII”) and the Contract owner number or participant account number associated with the Shareholders), if known, of any or all Shareholder(s) of the account, and the amount, date, and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of Shares held through an account maintained by the Intermediary during the period covered by the request. Unless otherwise requested by the Fund, the Intermediary shall only be required to provide information relating to Shareholder-Initiated Transfer Purchases or Shareholder-Initiated Transfer Redemptions.
1.1.	Period Covered by Request. Requests must set forth a specific period, not to exceed ninety (90) calendar days from the date of the request, for which transaction information is sought. The Fund or its designee may request transaction information older than ninety (90) calendar days from the date of the request as the Fund deems necessary to monitor compliance with policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the Fund.

1.2.	Timing of Requests. Fund requests for Shareholder information shall be made no more frequently than quarterly except as the Fund deems necessary to monitor compliance with policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the Fund.

1.3.	Form and Timing of Response.
(a) Intermediary agrees to provide, promptly upon request of the Fund or its designee, the requested information specified in Section 1. If requested by the Fund or its designee, Intermediary agrees to use its best efforts to determine promptly whether any specific person about whom it has received the identification and transaction information specified in Section 1 is itself a financial intermediary, as

[2]	According to the IRS’ Web site, the ITIN refers to the Individual Taxpayer Identification number, which is a nine-digit number that always begins with the number 9 and has a 7 or 8 in the fourth digit: example, 9XX-7X-XXXX. The IRS issues ITINs to individuals who are required to have a U.S. taxpayer identification number but who do not have, and are not eligible to obtain, a Social Security Number (SSN) from the Social Security Administration (SSA). SEC Rule 22c-2 inadvertently refers to the ITIN as the International Taxpayer Identification Number.

defined in Rule 22c-2 (“indirect intermediary”) and, upon further request of the Fund or its designee, promptly either (i) provide (or arrange to have provided) the information set forth in Section 1 for those shareholders who hold an account with an indirect intermediary, or (ii) restrict or prohibit the indirect intermediary from purchasing, in nominee name on behalf of other persons, securities issued by the Fund. Intermediary additionally agrees to inform the Fund whether it plans to perform (i) or (ii).
(b) Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the parties to this Agreement.
(c) To the extent practicable, the format for any transaction information provided to the Fund should be consistent with the NSCC Standardized Data Reporting Format.
1.4.	Limitations on Use of Information. The Fund agrees not to use the information received from Intermediary for the Fund’s use in external solicitation or marketing to shareholders without the prior written consent of Intermediary. The Fund is permitted to use the information received from Intermediary for the Fund’s internal purposes, including monitoring compliance with the Fund’s internal policies, procedures and practices. The Fund agrees to keep any non-public information furnished by Intermediary confidential consistent with the Fund’s then current privacy policy, except as necessary to comply with federal, state, or local laws, rules, or other applicable legal requirements.
2	Agreement to Restrict Trading. Intermediary agrees to execute written instructions from the Fund or its designee to restrict or prohibit further purchases or exchanges of Shares by a Shareholder that have been identified by the Fund as having engaged in transactions in the Fund’s Shares (directly or indirectly through the Intermediary’s account) that violate policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Fund. Unless otherwise directed by the Fund, any such restrictions or prohibitions shall only apply to Shareholder-Initiated Transfer Purchases or Shareholder-Initiated Transfer Redemptions that are effected directly or indirectly through Intermediary. Instructions must be received by Intermediary at the following address, or such other address that Intermediary may communicate to the Fund in writing from time to time, including, if applicable, an e-mail and/or facsimile telephone number:

FMG Separate Accounts Group
4333 Edgewood Road, NE
Mail Drop 4410
Cedar Rapids, IA 52499
FAX: (319)355-8260
Primary Email:
FMGSeparateAccountsGroup@AEGONUSA.com

Sheryl Wade	Linda Curson
Phone: (319)355-8153	Phone: (319)355-8381
swade@ AEGONUSA.com	lcurson@AEGONUSA.com
2.1.	Form of Instructions. Instructions must include the TIN, ITIN, or GII and the specific individual Contract owner number or participant account number associated with the Shareholder, if known, and the specific restriction(s) to be executed. If the TIN, ITIN, GII or the specific individual Contract owner number or participant account number associated with the Shareholder is not known, the instructions must include an equivalent identifying number of the Shareholder(s) or account(s) or other agreed upon information to which the instruction relates.

2.2.	Timing of Response. Intermediary agrees to execute instructions as soon as reasonably practicable, but not later than five (5) business days after receipt of the instructions by the Intermediary.

2.3.	Confirmation by Intermediary. Intermediary must provide written confirmation to the Fund that instructions have been executed. Intermediary agrees to provide confirmation as soon as reasonably practicable, but not later than ten business days after the instructions have been executed. Such confirmation should be sent to:

The Dimensional Funds 1299 Ocean Avenue Santa Monica, CA 90401 ATTN: General Counsel
3.	Construction of the Agreement; Participation Agreement. The parties have entered into one or more Participation Agreement(s) between or among them, for the purchase and redemption of shares of the Fund by the Accounts in connection with the Contracts. This Agreement supplements the Participation Agreement(s), as amended. To the extent the terms of this Agreement conflict with the terms of the Participation Agreement(s), the terms of this Agreement shall control.

4.	Termination. This Agreement will terminate upon the termination of the Participation Agreement(s).

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first above written.

INTERMEDIARY:			FUNDS:

Western Reserve Life Assurance Co. of Ohio			DFA Investment Dimensions Group Inc.

By:	/s/ Ken Turnquist		By:	/s/ Jeff J. Jeon

	Name:	Ken Turnquist		Name:	Jeff J. Jeon
	Title:	VP		Title:	Vice President
	Date:	11/30/07		Date:	11/30/07
Account Name:
WRL Series Life Corporate Account
Designated Provider of Information:
If you have designated another financial intermediary or a service provider to provide the information that is required under this Agreement, please provide the contact information of your designee below:
Designee:

Contract Person:

Address:

Telephone:	Facsimile:

E-mail:
NOTE: Whether or not you have appointed another entity to provide the information under this Agreement, as the shareholder of record, you are required to execute this Agreement under Rule 22c-2 under the 1940 Act, and you will be ultimately responsible for your designee’s compliance with the terms hereof.